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[AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 9, 2005]

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO

FORM S-3
Registration Statement
Under The Securities Act of 1933

MAINSOURCE FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation or organization)	35-1562245 I.R.S. Employer Identification No.)
201 North Broadway Greensburg, Indiana 47240 (812) 663-0157 (Address, including zip code, and telephone number, including area code, of principal executive offices)
James L. Saner, Sr. 201 North Broadway Greensburg, Indiana 47240 (812) 663-0157 (Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies To:
Alan W. Becker, Esq. Bose McKinney & Evans LLP 135 North Pennsylvania Street, Suite 2700 Indianapolis, Indiana 46204 (317) 684-5000	Tom W. Zook, Esq. Lewis, Rice & Fingersh, L.C. 500 North Broadway, Suite 2000 St Louis, Missouri 63102 (314) 444-7600

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Registration Fee	$4,120
Printing and Reproduction	150,000
Legal Fees and Expenses	100,000
Accounting Fees and Expenses	40,000
Miscellaneous	30,880

Total	$325,000

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        MainSource Financial Group, Inc. ("MainSource") is an Indiana corporation. MainSource's officers and directors are and will be indemnified under Indiana law and the Restated Articles of Incorporation and Amended and Restated Bylaws of MainSource against certain liabilities. Chapter 37 of The Indiana Business Corporation Law (the "IBCL") requires a corporation, unless limited by its articles of incorporation, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. MainSource's Articles of Incorporation do not contain any provision limiting such indemnification.

        The IBCL also permits a corporation to indemnify a director, officer, employee or agent who is made a party to a proceeding because the person was a director, officer, employee or agent of the corporation against liability incurred in the proceeding if (i) the individual's conduct was in good faith and (ii) the individual reasonably believed (A) in the case of conduct in the individual's official capacity with the corporation that the conduct was in the corporation's best interests and (B) in all other cases that the individual's conduct was at least not opposed to the corporation's best interests and (iii) in the case of a criminal proceeding, the individual either (A) had reasonable cause to believe the individual's conduct was lawful or (B) had no reasonable cause to believe the individual's conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.

        MainSource's Restated Articles of Incorporation require it to provide indemnification to its officers and directors to the fullest extent authorized by the IBCL and to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding as authorized by the IBCL. MainSource's Restated Articles of Incorporation also authorize it to maintain insurance at its expense to protect itself and any of its directors, officers, employees or agents or those of another corporation, partnership, joint venture, trust or other entity against expense, liability or loss, whether or not MainSource would have the power to indemnify such person against such expense, liability or loss under the IBCL. MainSource currently maintains officer and director liability insurance.

        MainSource's Amended and Restated Bylaws contain indemnification provisions to substantially the same effect as in the Restated Articles of Incorporation.

        MainSource has entered into Indemnification Agreements with its directors and executive officers pursuant to which MainSource is obligated to indemnify such directors and executive officers to the fullest extent permitted by law, to advance expenses incurred in defending indemnified claims and to cover each such director or executive officer with directors' and officers' liability insurance to the maximum extent of the coverage available for any of Mainsource's directors or officers. The agreements also require any legal action by or on behalf of MainSource or any affiliate of MainSource against such directors and executive officers or their spouses, heirs, executors or personal representatives to be brought within two years from the date of accrual of the cause of action, unless a shorter limitations period is provided by law.

ITEM 16.    EXHIBITS.

        The following exhibits are filed with this Registration Statement:

  1
  Underwriting Agreement*

  5
  Opinion and consent of Bose McKinney & Evans LLP regarding legality of the securities being registered.

  23
  Consent of Crowe Chizek and Company LLC.*

  24
  Powers of Attorney.*

*
Previously filed

ITEM 17.    UNDERTAKINGS.

        The undersigned Registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned Registrant hereby further undertakes that:

      (1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment (for the purpose of filing an exhibit) to be signed on its behalf by the undersigned, thereunto duly authorized, in Greensburg, Indiana, on the 9th day of June, 2005.

MAINSOURCE FINANCIAL GROUP, INC.
By:	/s/ DONALD A. BENZIGER Donald A. Benziger Senior Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment has been signed by the following persons in the capacities indicated as of the 9th day of June, 2005.

Signature	Title

/s/ JAMES L. SANER, SR.* James L. Saner, Sr.	Director, President and Chief Executive Officer (Principal Executive Officer)
/s/ DONALD A. BENZIGER Donald A. Benziger	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ JAMES M. ANDERSON* James M. Anderson	Controller (Principal Accounting Officer)
/s/ ROBERT E. HOPTRY* Robert E. Hoptry	Director and Chairman of the Board
/s/ WILLIAM G. BARRON* William G. Barron	Director
/s/ DALE J. DEFFNER* Dale J. Deffner	Director
/s/ DOUGLAS I. KUNKEL* Douglas I. Kunkel	Director
/s/ PHILIP A. FRANTZ* Philip A. Frantz	Director
/s/ RICK S. HARTMAN* Rick S. Hartman	Director
*By:	/s/ DONALD A. BENZIGER Donald A. Benziger Attorney-in-Fact

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PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
  ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  ITEM 16. EXHIBITS.
  ITEM 17. UNDERTAKINGS.
SIGNATURES